PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(4)

To Prospectus Dated May 9, 2003	Registration No. 333-103837

Artisan Components, Inc.

676,531 Shares of Common Stock

This prospectus supplement relates to the sale of 676,531 shares of common stock of Artisan Components, Inc. by certain selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus dated May 9, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of April 14, 2003 concerning beneficial ownership of the common stock of the selling securityholders as listed below. All information concerning beneficial ownership has been either furnished or confirmed by the selling stockholders.

	Number of Shares Underlying Options Exercisable on or Before June 13, 2003	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholder		Number	Percent		Number	Percent
Michael D. Alston	6,652	10,276	*	2,076	8,200	*
Michael J. and Leslie Brunolli(1)	7,320	75,851	*	8,091	67,760	*
Edward Chates	—	1,629	*	933	696	*
Jose G. Corona	1,974	2,477	*	288	2,189	*
Brenda Cotton	—	1,156	*	—	1,156	*
John V. Eberst	—	7,267	*	4,163	3,104	*
Dorothy Engel	—	129	*	—	129	*
Hugh Gerfin	—	4,028	*	2,308	1,720	*
Michael Haider	4,933	9,462	*	2,594	6,868	*
Jeffrey J. Hayashi	17,344	37,484	*	11,539	25,945	*
Chinh Hoang	—	6,442	*	5,420	1,022	*
James Hogan	—	4,564	*	2,615	1,949	*
Jonathan Houghten	4,820	6,546	*	989	5,557	*
Hanwei Lee	2,990	3,421	*	144	3,277	*
Lisa Lipscomb	—	72,504	*	9,289	63,215	*
Benham Malek-Khosravi	7,320	79,880	*	9,343	70,537	*
Barzin Tom Massarat(2)	—	10,070	*	5,769	4,301	*
David G. Matty	8,486	32,266	*	6,577	25,689	*
Microchip Technology, Inc.(3)	—	35,823	*	20,524	15,299	*
Shohabaddin Mirghavami	—	1,409	*	807	602	*
Robert Nunn	—	5,769	*	1,469	4,300	*
Deborah Kay Osbourne	131	427	*	169	258	*
Khampouth Pabmixay	1,113	2,118	*	576	1,542	*
Georgina Peavey(4)	—	430	*	—	430	*
Kevin Peavey(4)	—	1,006	*	576	430	*
William R. Peavey(5)	70,651	71,549	*	—	71,549	*
Andrew J. Piloto	—	6,661	*	3,815	2,846	*
Nurtjahya Sambawa	3,977	76,536	*	9,343	67,193	*
Zohreh Servati	—	1,199	*	687	512	*
Mehran and Enzie Shahmiri	91,496	93,510	*	—	93,510	*
David A. Smith	—	73,059	*	9,843	63,216	*
Tony Sovidaray	—	1,053	*	603	450	*
Shih-Yao Sun	1,320	2,830	*	865	1,965	*
Howard Tang	2,481	3,625	*	656	2,969	*
Robert E. Telson	6,176	8,172	*	1,143	7,029	*
Todd Viera	3,097	3,726	*	360	3,366	*
Michael P. Vitolo	—	679	*	389	290	*
Randy Wayland	10,978	15,406	*	2,537	12,869	*
David I. West	4,264	5,572	*	749	4,823	*

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 2,012 shares held by Michael and Leslie Brunolli as custodian FBO Lisa Brunolli, Sara Brunolli, Steven Brunolli and Amy Brunolli.

(2)	Mr. Massarat is a friend of Benham Malek-Khosravi, a founder of NurLogic Design, Inc.

(3)	Microchip Technology, Inc. was a customer of NurLogic.

(4)	Mrs. Georgina Peavey is married to Kevin Peavey, a son of William R. Peavey, who is the former president and chief executive officer of NurLogic.

(5)	Includes 1,006 shares held by William Peavey as custodian FBO Ryan P. Peavey under CA UTMA.

You should consider carefully the risk factors beginning on page 4 of the prospectus before purchasing any of the common stock of Artisan Components, Inc. offered under the prospectus.

Neither the Securities and Exchange Commission nor any state securities

Commission has approved or disapproved of these Securities,

or determined if this prospectus is truthful or

complete. Any representation to the

contrary is a criminal offense.

The date of this Prospectus Supplement is May 28, 2003.